Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Second Quarter Results
and a Strategic Review of ClearLab

DRAPER, Utah, July 26, 2006 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its second quarter ended July 1, 2006 and also announced it has engaged an investment banking firm for a strategic review of ClearLab.

Second Quarter Results

Consolidated net sales for the second quarter ended July 1, 2006 were $63.2 million, compared to $61.4 million for the comparable quarter of the prior year.  For the second quarter of fiscal 2006, the Company reported a consolidated net loss of $(2.0) million, or $(0.15) per diluted common share, compared to consolidated net income of $41,000, or $0.00 per diluted common share, for the second quarter of fiscal 2005.

U.S. Retail

Net sales and operating income for the Company’s U.S. retail business for the second quarter of fiscal 2006 were $57.7 million and $5.8 million, respectively, compared to net sales of $56.8 million and operating income of $4.4 million for the second quarter of fiscal 2005.

Gross margin for the Company’s U.S. retail business decreased to 39.4% for the second quarter of fiscal 2006 from 40.3% for the second quarter of fiscal 2005.

Advertising expense for the second quarter of fiscal 2006 was approximately $3.4 million less than the second quarter of fiscal 2005.

During the second quarter of fiscal 2006, other selling, general and administrative expenses as a percentage of net sales for the U.S. retail business increased to 21.8% from 19.0% in the second quarter of fiscal 2005.

ClearLab

Net sales and operating loss for ClearLab, the Company’s international manufacturing business, for the second quarter of fiscal 2006 were $5.4 million and $(5.5) million, respectively, compared to net sales of $4.6 million and an operating loss of $(2.0) million for the second quarter of fiscal 2005.  ClearLab’s net sales for the second quarter of fiscal 2006 included $1.5 million in license fees from the Company’s Japanese license agreement, compared to $1.0 million in the second quarter of fiscal 2005.

ClearLab’s gross profit for the second quarter of fiscal 2006 was reduced by provisions recorded on certain inventory.

For the second quarter of fiscal 2006, ClearLab’s operating results include a $0.8 million increase in research and development expense and a $1.8 million increase in other selling, general and administrative expenses, including costs related to today’s AquaSoft Singles product announcement as well as costs to strengthen the management team.

The change in consolidated other income (expense) for the second quarter of fiscal 2006 was principally due to unrealized foreign exchange transaction gains related primarily to intercompany loans to ClearLab.

Brian Bethers, President, stated, “Despite the fact that ClearLab makes FDA approved lenses ready for sale in the United States, ClearLab has deliberately not entered the U.S market to avoid conflict for our U.S. retail business with its principal suppliers.  Limiting ClearLab to less than half of the global market for contact lenses has been a considerable constraint on ClearLab’s business.”

Third Quarter Outlook

For the third quarter of fiscal 2006, the Company expects U.S. retail net sales of approximately $55.0 million to $57.0 million and operating income of approximately $4.0 million to $5.0 million.

The Company expects ClearLab’s net sales and operating loss for the third quarter of fiscal 2006 to be similar to those reported for the second quarter of fiscal 2006.

Strategic Review

Over the last several months, 1-800 CONTACTS’ management and directors have been evaluating a broad range of strategic alternatives in an effort to capitalize on the value of ClearLab and its innovative AquaSoft Singles product.  The Company has engaged Sonenshine Partners LLC, an investment banking firm, as its financial advisor for this strategic review.  Among the options being considered to maximize value for the Company’s shareholders is the possible separation of ClearLab from the Company’s U.S. retail business.

Jonathan Coon, Chief Executive Officer, remarked, “Over the past four years, we have invested more than $90 million in ClearLab. We are extremely pleased to have introduced today AquaSoft Singles, a milestone product that defines the category for single-use contact lenses. We must now consider how to best position ClearLab for the next phase of its growth, as the initiatives underway require a strong global business focus and significant additional capital.  Through our current exploration of strategic alternatives for ClearLab, we aim to enable ClearLab to take full advantage of the revolutionary technology it has developed, to enable 1-800 CONTACTS to sharpen its focus on its U.S. retail business, and to maximize value for our shareholders.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in markets outside of the United States.  More information about ClearLab can be found at its website, www.clearlab.com.

About Sonenshine Partners LLC

Sonenshine Partners LLC is a New York-based investment bank that provides integrated strategic and financial advisory services for a variety of large cap and middle market companies. The firm was founded in 2000 by Marshall Sonenshine, who had previously been a partner at investment bank Wolfensohn & Co.  Since its inception, Sonenshine Partners has completed major merger and acquisition, restructuring and corporate finance assignments involving a broad range of Fortune 500 and middle market companies worldwide.  More information regarding Sonenshine Partners can be found on www.sonenshinepartners.com.

Forward-looking Statements

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health and size of the contact lens industry, consumer acceptance of ClearLab’s products, product health benefits, successful completion and implementation of the recommendations from the strategic review of ClearLab, inventory acquisition and management, manufacturing operations, governmental regulations, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Two Quarters Ended
	July 2,	July 1,	July 2,	July 1,
	2005	2006	2005	2006
NET SALES	$61,365	$63,155	$121,648	$126,646
COST OF GOODS SOLD	37,697	40,523	75,472	79,536
Gross profit	23,668	22,632	46,176	47,110
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	7,120	3,703	13,658	7,686
Legal and professional	906	1,123	2,190	2,248
Research and development	811	1,637	1,866	2,965
Other selling, general & administrative	12,304	15,922	23,821	29,601
Total selling, general & administrative expenses	21,141	22,385	41,535	42,500
INCOME FROM OPERATIONS	2,527	247	4,641	4,610
OTHER INCOME (EXPENSE), net	(1,166)	352	(1,807)	665
INCOME BEFORE PROVISION FOR INCOME TAXES	1,361	599	2,834	5,275
PROVISION FOR INCOME TAXES	(1,320)	(2,637)	(2,610)	(6,132)
NET INCOME (LOSS)	$41	$(2,038)	$224	$(857)

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$—	$(0.15)	$0.02	$(0.06)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,312	13,360	13,307	13,352
Diluted	13,463	13,360	13,476	13,352

OTHER DATA:
Depreciation	$1,115	$1,518	$2,170	$2,906
Amortization	1,050	1,076	2,121	1,986
Total depreciation and amortization	$2,165	$2,594	$4,291	$4,892
Depreciation and amortization included in the following captions:
Cost of goods sold	$711	$821	$1,403	$1,592
Research and development	26	63	53	111
Other selling, general & administrative	1,428	1,710	2,835	3,189
Total depreciation and amortization	$2,165	$2,594	$4,291	$4,892

SEGMENT INFORMATION:

	Quarter Ended
	July 2, 2005				July 1, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$56,767	$4,601	$(3)	$61,365	$57,734	$5,421	$—	$63,155
Gross profit (loss)	22,857	703	108	23,668	22,774	(180)	38	22,632
Research and development	—	811	—	811	—	1,637	—	1,637
Other selling, general & administrative	10,794	1,510	—	12,304	12,569	3,353	—	15,922
Income (loss) from operations	4,389	(1,970)	108	2,527	5,755	(5,546)	38	247

Depreciation and amortization	$1,208	$957	$—	$2,165	$1,480	$1,114	$—	$2,594

	Two Quarters Ended
	July 2, 2005				July 1, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total

Net sales	$113,133	$8,889	$(374)	$121,648	$116,907	$9,739	$—	$126,646
Gross profit (loss)	45,044	1,306	(174)	46,176	46,398	458	254	47,110
Research and development	—	1,866	—	1,866	10	2,955	—	2,965
Other selling, general & administrative	20,872	2,949	—	23,821	24,282	5,319	—	29,601
Income (loss) from operations	8,792	(3,977)	(174)	4,641	12,761	(8,405)	254	4,610

Depreciation and amortization	2,394	1,897	—	4,291	2,736	2,156	—	4,892

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31,	July 1,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash	$1,481	$89
Accounts receivable, net	3,451	3,471
Inventories, net	21,458	20,419
Deferred income taxes	1,624	1,817
Other current assets	5,530	4,650
Total current assets	33,544	30,446
PROPERTY, PLANT AND EQUIPMENT, net	29,705	31,223
DEFERRED INCOME TAXES	1,087	1,006
GOODWILL	35,405	35,963
DEFINITE-LIVED INTANGIBLE ASSETS, net	13,847	12,639
OTHER ASSETS	1,357	1,726
Total assets	$114,945	$113,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$—	$19,479
Current portion of long-term debt	1,633	2,221
Current portion of capital lease obligations	58	25
Accounts payable and accrued liabilities	24,126	27,584
Total current liabilities	25,817	49,309
LONG-TERM LIABILITIES:
Line of credit	23,746	—
Long-term debt, net of current portion	6,440	5,377
Capital lease obligations, net of current portion	83	59
Other long-term liabilities	1,642	643
Total long-term liabilities	31,911	6,079
STOCKHOLDERS’ EQUITY	57,217	57,615
Total liabilities and stockholders’ equity	$114,945	$113,003